Exhibit 10.2

May 23, 2023

Rodney Aulick
[Address on file]

Dear Rodney,

We are pleased to present you with this offer for the position of SVP & President, Integrated Services & Solutions, of Xylem, reporting solely and directly to Matthew Pine, Xylem’s Chief Operating Officer. This position is based remotely, with travel as reasonably requested by the Company, including to its Global Headquarters in Washington, DC. This agreement shall be effective upon the closing of the Xylem-Evoqua transaction (“Day 1”), expected to be in May 2023, pursuant to the Agreement and Plan of Merger dated January 22, 2023 (the “Merger Agreement”). You shall be treated as a Band A executive and member of Xylem’s Senior Leadership Team (“SLT”).
Base Salary: You will be compensated on a bi-weekly basis in the amount of $20,192.31, which is equivalent to $525,000 annually. Annual merit increases are normally scheduled for March of each year and are at the discretion of the Leadership Development and Compensation Committee (“LDCC”) of Xylem’s Board of Directors. You will be eligible to participate in the merit increase program beginning in 2024, and such base salary shall not be subject to decrease unless there are special circumstances approved by the LDCC and broadly applicable to SLT.
Incentive Plan: You will be eligible for participation in the Xylem Annual Incentive Plan (AIP) for the Senior Leadership Team beginning in 2024 according to the parameters of the plan to be approved by the LDCC and provided targets are met. Your bonus target remains at 65% of base salary. Approved AIP awards are typically paid in March for performance from the previous calendar year.
For the Evoqua 2023 performance year (Oct 1, 2022 to September 30, 2023), you will continue to participate in the current Evoqua Annual Incentive Plan (AIP) based on the existing Evoqua plan bonus targets, with your bonus target applied to the prior base salary ($461,956) for the performance period prior to Day 1 and to the new base salary ($525,000) starting on Day 1. Approved Evoqua AIP awards will be paid in December 2023, subject to your continued employment through September 30, 2023. A prorated payment will be provided for involuntary termination without Cause, or due to your death or Disability.
For the period of October 1, 2023 – December 31, 2023 (“Stub Period”), you will participate in the Evoqua Stub Period AIP, with a Stub Period bonus target based on 65% of new base salary, and approved awards based on actual performance to be paid in March 2024, subject to your continued employment through December 31, 2023. A prorated payment will be provided for involuntary termination without Cause, or due to your death or Disability.
Annual Long-Term Incentive Plan: You will participate in the Xylem Long-Term Incentive Plan (“LTIP”) and will have an annual target award of $750,000. Your first annual LTIP award will be made effective on March 1, 2024 and be determined on the same basis and have no less favorable terms as for other Xylem senior executives (currently 50% Performance Share Units (“PSUs”), 25% Restricted Stock Units (“RSUs”) and 25% Stock Options). RSUs and Stock Options time-vest, one-third after each year, and the PSUs cliff vest 100% after three years and are payable based on the Company’s performance against financial targets set by the

Exhibit 10.2
LDCC. The awards will be subject to the applicable Xylem equity incentive plan (the “Equity Plan”) and relevant award agreements between Xylem and you.

One-time Special Awards: As part of the Xylem-Evoqua transaction, you will receive the following special awards. As a condition to the grant of these awards, you hereby irrevocably waive participation in the Evoqua Water Technologies US Severance Plan, under your Executive Employment Agreement with Evoqua, and any other plan, program or arrangement of Evoqua or, for two years following Day 1, Xylem (including, without limitation, your “Good Reason” termination rights, the Xylem Senior Executive Severance Pay Plan (SESPP), but not the Xylem Special Senior Executive Severance Pay Plan (SSESPP), which you will be permitted to participate in).
•Special RSU Award: You will be provided a one-time RSU award with respect to Xylem common stock with a value of $750,000. as of the grant date, to be granted pursuant to the Equity Plan and an award agreement between Xylem and you. This award will be granted on or about Day 1. Subject to your continued employment, this award will time vest, with 50% vesting on the first anniversary and 50% vesting on the second anniversary of Day 1.
•Special Cash Award: You will be provided a one-time deferred cash award of $750,000. Fifty percent of this award will be paid to you on the first anniversary and 50% will be paid to you on the second anniversary of Day 1, subject to your continued employment through each payment date.
Current Outstanding Evoqua LTIP awards: All outstanding Evoqua LTIP awards will be converted to Xylem LTIP awards on Day 1 pursuant to the terms of the Merger Agreement.
Special termination considerations: In addition to and without limitation on any severance payments and benefits payable to you under this letter and/or the Xylem Special Senior Executive Severance Pay Plan, for involuntary termination without Cause, or due to your death or Disability, or requirement to relocate, in any such case within two years following Day 1, Xylem shall provide you with the following, subject to your execution of Xylem’s standard separation agreement:
•The unvested portion of the one-time RSU Awards will become 100% vested and payable as of your last date of employment (“Termination Date”) and the unpaid portion of your one-time special cash deferred compensation award shall be payable to you on the Termination Date.
•The unvested portion of Xylem LTIP awards that were converted from the Evoqua LTIP awards pursuant to the Merger Agreement will become 100% vested on the Termination Date.
•Continuation of healthcare coverage under Xylem’s COBRA with subsidized premium for one year following your Termination Date (but will cease upon new employment) and six months of outplacement assistance (subject to $15,000 cap).
•Additional cash severance equal to the amount payable under the Xylem SESPP, minus the value of acceleration of the unvested one-time RSU & deferred cash awards (“Offset Value”) based on the following: if the termination date is within the first 18 months, 100% of the unvested special RSU/deferred cash awards will be used as the Offset Value; if the termination date is between months 19 and 24, 50% of the unvested special RSU/deferred cash award will be used as the Offset Value.
Benefit Plans/Payroll: This is no change to your current Evoqua benefit plans in 2023. For 2024, a complete Xylem benefits package will be made available to you and your eligible dependents, which will include enrollment in medical plans and subject to any enrollment waiting periods as defined by certain life insurance coverage plans. You will remain on Evoqua’s payroll through December 31, 2024 and are expected to switch to the Xylem payroll on January 1, 2025. You will be credited with service with Evoqua for purposes of Xylem’s benefits plans, including without limitation years of service under the Xylem Senior Executive Severance Pay Plan.
Paid Time Off: Xylem offers Flexible Time Off (“FTO”) to US exempt employees. With FTO, colleagues can take time off when they choose (including vacation, sick and personal time). This means there is no specific

Exhibit 10.2
amount of time off provided; instead, colleagues manage reasonable time away from work with their leader, ensuring they meet mutually agreed on needs for themselves and the team. At Xylem, we encourage our people to stay well, refreshed, and renewed while managing their work with excellence.
Holidays: Xylem recognizes 12 paid holidays (including floating holidays) per calendar year for eligible US employees.
Legal Fees: Xylem shall reimburse you for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by you in disputing any issue arising under this letter on or prior to the second anniversary of Day 1 relating to your termination of employment or in seeking to obtain or enforce any benefit or right provided by this letter, regardless of the outcome of such dispute; provided that (a) you have acted in good faith with respect to any such dispute, (b) you have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, and (c) such reimbursements or in-kind benefits comply with Section 409A.
Outside Activities: You may serve on any civic, charitable, educational or professional organization or serve on the Board of Directors of for-profit companies (whether public or private) subject to the reasonable approval of Xylem’s CEO and the Board of Directors, as appropriate, including with respect to actual and potential reputational and conflict of interest concerns, in each case so long as any such activities do not violate the terms of any Xylem restrictive covenants agreements or corporate policies and materially interfere with your duties and responsibilities to Xylem as reasonably determined by Xylem’s CEO.
Non-Competition Addendum: In addition to and without limitation on the terms of any Xylem restrictive covenants agreements (including without limitation those set forth in your Xylem Proprietary Business Information & Restrictive Covenants Agreement), you hereby agree that, as a condition of your employment and as consideration for the one-time Special Cash and Special RSU Awards and the special termination considerations described in this offer letter, during the one-year period beginning on Day 1 and ending on the one-year anniversary of the closing of the merger contemplated by the Merger Agreement (the “Non-Compete Period”), you will not, directly or indirectly, manage, operate, join, control, be employed by, or participate in the management, operation or control of (including, without limitation, holding any position as a director, officer, consultant, independent contractor or employee in) any entity that is engaged in the business of treatment of intake water, process water or waste-water in industrial and municipal end markets through the provision of services and/or products and materially competes with the businesses of Xylem as of Day 1. Our employment and compensation with Xylem are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, subject to the terms hereof. This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment.
For purposes hereof:
•“Cause” means your having engaged in any of the following: (A) commission of an act which constitutes common law fraud, embezzlement or a felony, an act of moral turpitude, or of any tortious or unlawful act causing material harm to the business, standing or reputation of Xylem or any of its affiliates, (B) gross negligence on your part of in the performance of your duties to Xylem that is materially detrimental to Xylem or any of its affiliates, (C) breach of your duty of loyalty or care to Xylem, (D) other misconduct that is materially detrimental to Xylem or any of its affiliates, or (E) ongoing and deliberate refusal or failure to perform your duties as contemplated hereunder or any other agreement with or for the benefit of Xylem to which you are a party or by which you are bound, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the board of directors of Xylem (the “Board”) within 30 days after you receive from Xylem written notice of such failure, provided that for the avoidance of doubt a failure to meet performance expectations shall not in of itself constitute Cause. If Xylem terminates your employment for Cause, Xylem shall provide written notice to you of that fact on or before the termination of employment. However, if, within 60 days following the termination, Xylem first discovers facts that would have established “Cause” for termination, and those facts were not known by Xylem at the time of

Exhibit 10.2
the termination, then Xylem may provide you with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, in which case your termination of employment will be considered a for Cause termination hereunder.
•“Disability” means that you are entitled to and have begun to receive long-term disability benefits under the long-term disability plan of Evoqua or Xylem in which you participate, or, if there is no such plan, your inability, due to physical or mental ill health, to perform the essential functions of your job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.
Additionally, we understand that you have not entered into a signed agreement with a previous employer (other than Evoqua) that contains a non-competition clause that might affect your ability to accept this offer and your acceptance of this offer constitutes a representation to that effect.
Our employment and compensation with Xylem are "at will" in that they can be terminated with or without cause, and with or without notice, at any time, at the option of either the Company or yourself, subject to the terms hereof. This offer does not constitute a contract of employment or an agreement for a definite or specified period of employment.
Enclosed with this offer is our Proprietary Business Information & Restrictive Covenants Agreement. Please review this document carefully and return a signed copy with your signed offer letter, as it is a required condition of your employment with Xylem.
At Xylem, our corporate compass is our Code of Conduct. We are committed to conducting business according to the highest ethical standards, treating all stakeholders with respect, creating fair workplaces, and ensuring that our co- workers help us strengthen and protect our reputation as a great employer, business partner and community member. Our Code of Conduct sets the rules that outline the appropriate business conduct and expected behaviors of all our employees. Each employee will take a required training within three days of their start date.
This letter represents the entire agreement between you and Xylem regarding your employment following the closing of the transaction. It supersedes any prior written or oral agreements between you and Xylem or Evoqua regarding your terms and conditions of your employment, including your Executive Employment Agreement with Evoqua, which is terminated effective as of the closing of the transaction. This letter may be amended only in a writing signed by you and an authorized officer of Xylem.
Rodney, we are confident you have a great deal to contribute to our organization and look forward very much to working with you. Please acknowledge your acceptance of our offer by signing a copy of this letter and send back to Claudia at Claudia.Toussaint@xylem.com no later than May 24, 2023.

Warm regards,

/s/ Matthew Pine

Matthew Pine
Chief Operating Officer

The above offer is accepted subject to the foregoing conditions.

/s/ Rodney Aulick 5/23/23

Rodney Aulick	Date

Cc:    Claudia Toussaint, SVP, Chief People and Sustainability Officer

Exhibit 10.2

Other Documents provided by separate email from Claudia Toussaint
•Xylem Proprietary Business Information & Restrictive Covenants Agreement
•Xylem 2023 Employee Benefits Summary
•Xylem Retirement Savings Plan Quick Reference
•Xylem Supplemental Retirement Savings Plan Quick Reference
•Xylem Stock Ownership Guidelines
•Xylem Senior Executive Severance Pay Plan
•Xylem Special Senior Executive Severance Pay Plan
•Xylem 2023 Executive Compensation Brochure
•Xylem Deferred Compensation Plan Highlights
•Xylem 2023 US Holiday Schedule
•Xylem Separation Agreement Template